NUVEEN COMPLETES ACQUISITION OF RITTENHOUSE FINANCIAL SERVICES


         FOR IMMEDIATE RELEASE
         CONTACT:  Ed Dunn
         312-917-7709


         CHICAGO, September 2, 1997 -- The John Nuveen Company announced today it has completed the acquisition of Rittenhouse Financial Services, Inc. Rittenhouse, which is based in Radnor, PA, manages approximately $9 billion in assets, predominantly in individually managed equity and balanced accounts offered through major broker-dealer firms. Nuveen had announced in July its intention to acquire Rittenhouse for $145 million.

         "The management of individual portfolios for affluent investors is an important and growing segment of the investment management business" said Nuveen Chairman Timothy R. Schwertfeger. "Rittenhouse has built an outstanding franchise in this area, based on a fine reputation for client service and an investment focus on high-quality growth stocks with consistent and predictable growth in earnings and dividends. These qualities make Rittenhouse an excellent match to the needs of Nuveen's customers, especially the financial advisers who work with affluent investors."

         Schwertfeger said that Rittenhouse will be managed as a wholly-owned subsidiary of Nuveen and will continue to operate under its own name. Richard D. Hughes will continue as President of Rittenhouse. The company's founder and Chief Investment Officer, George W. Connell, will continue to lead the firm's investment committee. "Rittenhouse is proud to join a world-class organization like The John Nuveen Company," said Mr. Hughes. "Our clients will continue to benefit from the long-term investment approach and high-quality customer service we have always provided at Rittenhouse. Now we will have the support and resources of a premier financial services company."

         Mr. Schwertfeger noted that Nuveen is making plans to introduce the Nuveen Rittenhouse Growth Fund, a new mutual fund expected to be offered to the public within the next several months.
         The fund will be managed using the same growth stocks Rittenhouse now purchases for its individually managed equity accounts.

         "This acquisition and the new growth fund are the next logical steps in the unfolding evolution of Nuveen," said Mr.
         Schwertfeger. "We're continuing to expand beyond our historical municipal market base to provide a broader range of investment alternatives to investors who rely on their investments as a primary source of their financial security."

         With the addition of Rittenhouse, Nuveen now manages or oversees nearly $60 billion in funds and trusts for over 1.3 million investors. Founded in 1898 and headquartered in Chicago, Nuveen specializes in high quality investment products and accompanying services distributed through financial advisors, as well as providing municipal and corporate investment banking. The John Nuveen Company is listed on The New York Stock Exchange and trades under the symbol "JNC."

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